Exhibit 10.12.2

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement (the “Amendment”) is made and entered into as of February 25, 2026, by and between Binah Capital Group, Inc., a Delaware corporation (the “Company”), and David Shane (“Executive”). The Company and Executive are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Executive Employment Agreement dated as of August 14, 2024 (the “Agreement”), pursuant to which Executive serves as Chief Financial Officer of the Company, which was amended on August 7, 2025;

WHEREAS, the Parties desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement

Sections 3 is amended and restated to read as follows:

“3. Term. Executive’s employment will commence, and this Agreement will be effective as of the Effective Date and will continue for a term of five (5) years thereafter (the “Initial Term”), unless extended or earlier terminated as provided in this Agreement. At least sixty (60) days prior to the expiration of the Initial Term or Renewal Term (defined below), the Executive shall notify the Board of whether the Executive would like to renew this agreement (the “Renewal Notice”) for a successive one (1) year period following the last day of the Initial Term. The Board will consider whether to offer the Executive an extension under this Agreement (such one-year extension, a “Renewal Term”). If the Board decides in its sole and absolute discretion to approve the Renewal Notice, it will notify the Executive accordingly (the “Renewal Approval”), not less than thirty (30) days prior to the expiration of the Initial Term or Renewal Term, as applicable. Each subsequent Renewal Term will renew, subject to a timely Renewal Notice and Renewal Approval for each additional Renewal Term, on the last day of each Renewal Term (each Renewal Term together with the Initial Term, the “Term”). During any Renewal Term, the terms, conditions and provisions set forth in this Agreement will remain in effect unless modified in accordance with the terms of this Agreement. Notwithstanding the foregoing, Executive’s employment with the Company is at-will and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or the Company, subject to the provisions regarding termination set forth below in Section 7.”

2. No Other Changes

Except as expressly amended by this Amendment, all terms, conditions, and provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

3. Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

4. Counterparts

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including PDF or other electronic transmission) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

BINAH CAPITAL GROUP, INC.

By:	/s/ Craig Gould
Name:	Craig Gould
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ David Shane
David Shane